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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 WORKSCAPE, INC.

            Workscape, Inc., a corporation existing under the laws of the State of Delaware which was originally incorporated on August 24, 1999, does hereby certify:

            FIRST: The Certificate of Incorporation of the Corporation is hereby amended and restated to in its entirety as follows:

                                   ARTICLE I

            The name of the corporation is Workscape, Inc. (the "Corporation").

                                   ARTICLE II

            The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                   ARTICLE III

            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

            (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000) shares. The total number of shares of Common Stock which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, and the par value of each share of Common Stock is one cent ($.01). The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares, and the par value of each share of Preferred Stock is one cent ($.01). The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

            (b) The Board of Directors is hereby authorized to fix the dividend rights, dividend rate, conversion rights, voting powers (if any), rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preference, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any



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series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

            (c) In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind Bylaws of the Corporation.

                                   ARTICLE VI

            Notwithstanding Article V hereof, the Bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

                                   ARTICLE VII

            (a) Except as otherwise provided for or fixed pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be fixed from time to time by or pursuant to a resolution passed by the Board.

            (b) The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of one class expiring each year and with each director serving for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected. The directors, other than those who may be elected by the holders of any series of Preferred Stock as set forth in the Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2001, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2002, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2003. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

            (c) Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created


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directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the majority vote of the remaining directors in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director's successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

            (d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation, then upon commencement and for the duration of the period which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolutions or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, disqualification, resignation or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation and any certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to this paragraph unless expressly provided by such terms.

            (e) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the combined voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

                                  ARTICLE VIII

            Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.


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                                   ARTICLE IX

            Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

                                    ARTICLE X

            Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, including the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

                                   ARTICLE XI

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alternation, change or repeal may be made to Article VI, VII, IX, X, or XI without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

                                   ARTICLE XII

            Each reference in this Certificate of Incorporation to any provision of the General Corporation Law of the State of Delaware refers to the specified provision of the General Corporation Law of the State of Delaware as the same now exists or as it may hereafter be amended or superseded.

                                  ARTICLE XIII

            (a) To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation may indemnify such other persons as may be required by statute or by the Bylaws of the Corporation. The Corporation may, to the full extent permitted by Delaware law, purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the Bylaws of the Corporation, against any liability which may be asserted against any director,


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officer or such other person and may enter into contracts providing for the indemnification of any director, officer or such other person to the full extent permitted by Delaware law.

            (b) The liability of directors of the Corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

            SECOND: Thereafter, by written consent of the holders of ___% of the issued and outstanding shares of Common Stock, holders of ___% of the issued and outstanding shares of ___% of the issued and outstanding shares of Series A Convertible Preferred Stock, holders of ___% of the issued and outstanding shares of Series B Convertible Preferred Stock, holder of ___% of the issued and outstanding shares of Series C Preferred Stock, and holders of ___% of the issued and outstanding shares of Series D Convertible Preferred Stock, in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares required by statute were voted in favor of the Certificate of Incorporation and prompt written notice in accordance with
Section 228(d) of the General Corporation Law of the State of Delaware has been given to those stockholders of the Corporation who have not consented in writing.

            THIRD: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation of the State of Delaware.


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            IN WITNESS WHEREOF, Workscape, Inc. has caused this certificate to be signed by James G. Carlson, its Chief Executive Officer, as of ___________ ___ , 2000.

WORKSCAPE, INC.

By:
   ----------------------------
      James G. Carlson
      Chief Executive Officer


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